BCB Bancorp, Inc., Announces Net Income of $1.9 Million for the Three Months Ended June 30, 2015 and $3.7 Million for the Six Months Ended June 30, 2015

BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP) today announced net income of $1.9 million for the three months ended June 30, 2015, compared with $2.6 million for the three months ended June 30, 2014. Basic and diluted earnings per share were $0.20 for the three-month period ended June 30, 2015, and $0.29 for the three-month period ended June 30, 2014. The weighted average number of common shares outstanding for the three months ended June 30, 2015 for basic and diluted earnings per share calculations was approximately 8,421,000 and 8,447,000, respectively. The weighted average number of common shares outstanding for the three months ended June 30, 2014 for basic and diluted earnings per share calculations was approximately 8,353,000 and 8,401,000, respectively.

Net income was $3.7 million for the six months ended June 30, 2015, compared to $4.9 million for the six months ended June 30, 2014. Basic and diluted earnings per share were $0.40 and $0.39, respectively, for the six months ended June 30, 2015, as compared to $0.54 and $0.53, respectively, for six months ended June 30, 2014. The weighted average number of common shares outstanding for the six months ended June 30, 2015 for basic and diluted earnings per share calculations was approximately 8,410,000 and 8,434,000, respectively. The weighted average number of common shares outstanding for the six months ended June 30, 2014 for basic and diluted earnings per share calculations was approximately 8,346,000 and 8,396,000, respectively.

Total assets increased by $195.1 million, or 15.0 percent, to $1.497 billion at June 30, 2015 from $1.302 billion at December 31, 2014. Total cash and cash equivalents increased by $13.8 million, or 42.9 percent, to $45.9 million at June 30, 2015 from $32.1 million at December 31, 2014. Loans receivable, net increased by $180.9 million, or 15.0 percent, to $1.389 billion at June 30, 2015 from $1.208 billion at December 31, 2014. Deposit liabilities increased by $149.8 million, or 14.6 percent, to $1.178 billion at June 30, 2015 from $1.029 billion at December 31, 2014. The Company had $2.0 million in short-term borrowings at June 30, 2015, compared with $26.0 million at December 31, 2014. Long-term borrowed money increased by $67.0 million, or 50.4 percent, to $200.0 million at June 30, 2015 from $133.0 million at December 31, 2014. Stockholders’ equity increased by $1.4 million, or 1.3 percent, to $103.6 million at June 30, 2015 from $102.2 million at December 31, 2014.

Thomas Coughlin, Chief Executive Officer, commented, “We had another very active quarter with significant loan growth, as the Bank continues to invest in the communities we serve. While our net income was less than the same period last year, this is attributable to our continued investment in growth, which is positioning the Bank for long-term success. We are expanding our footprint and continually seeking new opportunities for business development. Four new branches have been added during the last 15 months. As the Bank continues to grow, our investment in infrastructure positions BCB for another successful year in 2016.

"Reaffirming this business model, BCB has attained the level of being a $1.5 billion asset Bank in just our 15th year in business. This achievement also is a reflection of our commitment to providing outstanding customer service as delivered by our employees."

Mr. Coughlin continued, “The Board of Directors unanimously declared a quarterly cash dividend of $.14/common share payable on August 17, 2015, with a record date of August 3, 2015. The continuation of our quarterly cash dividend reflects the prospective confidence our board has in our ability to deliver value and a competitive return to our shareholders while maintaining our standing as a well-capitalized financial institution based upon quantitative measurements as defined by our regulatory agencies. We remain diligent in our exploration of initiatives that we believe provide the opportunity for growth in both franchise and shareholder value.”

Operations for the three months ended June 30, 2015 compared with the three months ended June 30, 2014

Net income decreased by $749,000, or 28.5 percent, to $1.9 million for the three months ended June 30, 2015, compared with net income of $2.6 million for three months ended June 30, 2014. The decrease in net income was primarily related to increases in non-interest expense and the provision for loan losses, partly offset by an increase in net interest income and a decrease in the income tax provision.

Net interest income increased by $1.5 million, or 11.9 percent, to $13.7 million for the three months ended June 30, 2015 from $12.2 million for the three months ended June 30, 2014. The increase in net interest income resulted primarily from an increase in the average balance of interest earning assets of $189.1 million, or 15.5 percent, to $1.413 billion for the three months ended June 30, 2015 from $1.224 billion for the three months ended June 30, 2014, partly offset by a decrease in the average yield on interest-earning assets of 1 basis point to 4.82 percent for the three months ended June 30, 2015 from 4.83 percent for the three months ended June 30, 2014. The average balance of interest-bearing liabilities increased by $168.9 million or 16.5 percent to $1.192 billion for the three months ended June 30, 2015 from $1.023 billion for the three months ended June 30, 2014.The average cost of interest-bearing liabilities increased by 13 basis points to 1.12 percent for the three months ended June 30, 2015 from 0.99 percent for the three months ended June 30, 2014, partly relating to an increase in certificate of deposit balances.

Average net loan balances increased by 14.3 percent, when comparing the three-month periods ending June 30, 2015 and December 31, 2014, and by 24.3 percent, when comparing the three-month periods ending June 30, 2015 and June 30, 2014. As a result of this loan growth, interest income on loans increased by $3.0 million, or 21.5 percent, to $16.9 million for the three months ended June 30, 2015 from $13.9 million for the three months ended June 30, 2014. This increase in interest income, partly offset by an increase of $801,000, or 31.5 percent, in interest expense, resulted in a net interest spread of 3.70 percent and a net interest margin of 3.88 percent for the three months ended June 30, 2015. The deployment of funds received from the sale of investment securities in the third quarter of 2014 into higher yielding loan assets contributed to the increase in net interest income.

Total non-interest income decreased by $251,000, or 12.3 percent, to $1.8 million for the three months ended June 30, 2015 from $2.0 million for the three months ended June 30, 2014. Non-interest income reflected a decrease of $1.2 million in gain on sale of securities available for sale, partly offset by an increase of $1.0 million, in gain on sale of loans originated for sale to $1.2 million for the three months ended June 31, 2015 from $230,000 for the three months ended June 30, 2014.

Total non-interest expense increased by $1.7 million, or 17.9, percent to $11.2 million for the three months ended June 30, 2015 from $9.5 million for the three months ended June 30, 2014. Expense increases were incurred in several areas of the income statement, which included salaries and employee benefits, occupancy expense, equipment, other real estate-owned expense and other non-interest expense, much of which resulted from branch expansion.

Operations for the six months ended June 30, 2015 compared with the six months ended June 30, 2014

Net income decreased by $1.2 million, or 23.4 percent, to $3.7 million for the six months ended June 30, 2015, compared with net income of $4.9 million for six months ended June 30, 2014. The decrease in net income was primarily related to an increase in non-interest expense, and provision for loan loss, and lower non-interest income, partially offset by an increase in net interest income and a lower income tax provision compared to the prior period.

Net interest income increased by $2.0 million, or 8.1 percent, to $26.3 million for the six months ended June 30, 2015 from $24.3 million for the six months ended June 30, 2014. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $154.0 million, or 12.8 percent, to $1.360 billion for the six months ended June 30, 2015 from $1.206 billion for the six months ended June 30, 2014, primarily related to loan growth. The increase in net interest income was partly offset by a decrease in the average yield on interest-earning assets of nine basis points to 4.79 percent for the six months ended June 30, 2015 from 4.88 percent for the six months ended June 30, 2014, as a result of the low interest rate environment. The average balance of interest bearing liabilities increased by $135.5 million, or 13.4 percent, to $1.144 billion for the six months ended June 30, 2015 from $1.009 billion for the six months ended June 30, 2014. The average cost of interest-bearing liabilities increased by nine basis points to 1.10 percent for the six months ended June 30, 2015 from 1.01 percent for the six months ended June 30, 2014, partly relating to an increase in certificate of deposit balances.

Average net loan balances increased by 22.4 percent, when comparing the six-month periods ending June 30, 2015 and June 30, 2014. As a result of this loan growth, interest income on loans increased by $4.7 million, or 16.9 percent, to $32.2 million for the six months ended June 30, 2015 from $27.5 million for the six months ended June 30, 2014. The increase was primarily attributable to an increase in the average balance of loans receivable of $239.6 million, or 22.4 percent, to $1.308 billion for the six months ended June 30, 2015 from $1.068 billion for the six months ended June 30, 2014. This was partially offset by a decrease in the average yield on loans receivable to 4.93 percent for the six months ended June 30, 2015 from 5.16 percent for the six months ended June 30, 2014. The increase in the average balance of loans receivable was the result of our comprehensive loan growth strategy. The decrease in average yield reflects the competitive price environment prevalent in the Company’s primary market area on loan facilities as well as the re-pricing downward of certain variable rate loans.

Total non-interest income decreased by $346,000, or 10.4 percent, to $3.0 million for the six months ended June 30, 2015 from $3.3 million for the six months ended June 30, 2014. Non-interest income reflected a decrease of $1.2 million in the gain on sale of securities available for sale, partly offset by an increase of $906,000, or 90.0 percent, in gain on sale of loans originated for sale to $1.9 million for the three months ended June 30, 2015 from $1.0 million for the three months ended June 30, 2014.

Total non-interest expense increased by $3.1 million, or 17.3 percent, to $21.1 million for the six months ended June 30, 2015 from $18.0 million for the six months ended June 30, 2014. Expense increases were incurred in several areas of the income statement, which included salaries and employee benefits, occupancy expense, equipment, advertising, other real estate-owned expense and other non-interest expense, much of which resulted from branch expansion.

BCB Community Bank presently operates 15 full-service offices in Bayonne, Colonia, Hoboken, Fairfield, Jersey City, Monroe Township, Rutherford, South Orange, and Woodbridge, New Jersey, and Staten Island, New York.

Questions regarding the content of this release should be directed to Thomas Coughlin, President and Chief Executive Officer, or Thomas Keating, Chief Financial Officer at (201) 823-0700.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

It also should be noted that the Company occasionally evaluates opportunities to expand through acquisition and may conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of these events may be subject to circumstances beyond the Company’s control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	June 30,	December 31,
	2015	2014

ASSETS
Cash and amounts due from depository institutions	$12,377	$11,202
Interest-earning deposits	33,514	20,921

Total cash and cash equivalents	45,891	32,123

Interest-earning time deposits	993	993
Securities available for sale	8,963	9,768
Loans held for sale	794	3,325
Loans receivable, net of allowance for loan losses of $17,712 and
$16,151, respectively	1,388,781	1,207,850
Federal Home Loan Bank of New York stock, at cost	10,711	8,830
Premises and equipment, net	15,905	14,295
Accrued interest receivable	4,926	4,454
Other real estate owned	2,113	3,485
Deferred income taxes	10,392	9,703
Other assets	7,549	7,074

Total Assets	$1,497,018	$1,301,900

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$148,357	$127,308
Interest bearing deposits	1,029,989	901,248

Total deposits	1,178,346	1,028,556
Short-term Debt	2,000	26,000
Long-term Debt	200,000	133,000
Subordinated Debentures	4,124	4,124
Other Liabilities	8,924	7,968

Total Liabilities	1,393,394	1,199,648

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,343 shares of series A and B 6% noncumulative perpetual
preferred stock (liquidation value $10,000 per share)	-	-
Additional paid-in capital preferred stock	13,326	13,326
Common stock; $0.064 stated value; 20,000,000 shares authorized, issued 10,960,399 and 10,924,054 shares at June 30, 2015 and December 31, 2014, respectively
outstanding 8,431,136 shares and 8,393,791 shares, respectively	701	699
Additional paid-in capital common stock	93,139	92,686
Retained earnings	26,955	25,983
Accumulated other comprehensive (loss)	(1,401)	(1,337)
Treasury stock, at cost, 2,529,263 and 2,530,263 shares, respectively	(29,096)	(29,105)

Total Stockholders' Equity	103,624	102,252

Total Liabilities and Stockholders' Equity	$1,497,018	$1,301,900

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014

Interest income:
Loans, including fees	$16,864	$13,881	$32,231	$27,562
Investments, taxable	152	878	298	1,793
Investments, non-taxable	-	13	-	25
Other interest-earning assets	20	11	27	24

Total interest income	17,036	14,783	32,556	29,404

Interest expense:
Deposits:
Demand	227	127	399	248
Savings and club	94	91	216	182
Certificates of deposit	1,382	1,049	2,503	2,141

	1,703	1,267	3,118	2,571
Borrowed money	1,637	1,272	3,151	2,525

Total interest expense	3,340	2,539	6,269	5,096

Net interest income	13,696	12,244	26,287	24,308
Provision for loan losses	1,130	450	1,850	1,450

Net interest income after provision for loan losses	12,566	11,794	24,437	22,858

Non-interest income:
Fees and service charges	533	528	1,033	1,032
Gain on sales of loans	1,237	230	1,913	1,007
Gain on sales of securities held to maturity	-	39	-	39
Gain on sale of securities available for sale	-	1,223	-	1,223
Other	17	18	46	37

Total non-interest income	1,787	2,038	2,992	3,338

Non-interest expense:
Salaries and employee benefits	5,616	5,042	10,841	9,503
Occupancy expense of premises	1,378	964	2,688	1,944
Equipment	1,574	1,341	3,106	2,698
Professional fees	304	533	406	1,023
Director fees	200	194	379	362
Regulatory assessments	265	282	540	534
Advertising	237	266	675	440
Other real estate owned, net	120	32	169	40
Other	1,469	812	2,343	1,478

Total non-interest expense	11,163	9,466	21,147	18,022

Income before income tax provision	3,190	4,366	6,282	8,174
Income tax provision	1,309	1,736	2,555	3,309

Net Income	$1,881	$2,630	$3,727	$4,865
Preferred stock dividends	201	204	403	397

Net Income available to common stockholders	$1,680	$2,426	$3,324	$4,468

Net Income per common share-basic and diluted
Basic	$0.20	$0.29	$0.40	$0.54

Diluted	$0.20	$0.29	$0.39	$0.53

Weighted average number of common shares outstanding
Basic	8,421	8,353	8,410	8,346

Diluted	8,447	8,401	8,434	8,396